Exhibit 10.82

MANAGEMENT INCENTIVE PLAN

(2005)

The purpose of the Management Incentive Plan (the “Plan”) is to provide management with incentives for the successful execution of both short- and long-term plans that:

1.	Provide significant revenue growth,

2.	Maintain and increase the profitability of Charles & Colvard, Ltd. (the “Corporation”),

3.	Increase the public market valuation of the Corporation, and

4.	Develop the human, fiscal, and physical capacity to enable the Corporation to accelerate and maintain growth into the indefinite future.

The Board of Directors of the Corporation (“Board”) recognizes that there are currently five senior officer positions within the senior management that will play important roles in achieving the stated goals. The Board has established specific goals for net sales, and net income, and has set strategic objectives for the Corporation. The Board has tasked the senior managers with the responsibility and accountability for meeting both the annual goals and the strategic objectives.

As tangible incentives to the officers, the Board has determined that a combination of annual cash bonuses and stock option awards should be offered to those employees for reaching or exceeding the defined goals.

Upon the completion of the annual audit by the Corporation’s outside accountants, each of the identified officers shall be eligible to receive cash bonuses and stock option awards as defined in this Plan. Earning of the stock option awards will be subject to the employee’s continuing service to the Corporation as an employee, consultant, or member of the Board for a minimum of three years following the date of grant of the stock option award, and as further defined in the documents that accompany the stock option awards. The stock option awards are intended to be a reward for the continuing achievement and success of the Corporation due to the employee’s service and contributions. The stock option award will be priced at the closing price of the Corporation’s common stock on the date immediately prior to the award date, will “cliff vest” on the third anniversary of the award date and have an expiration date on the fifth anniversary of the award date. Unless the Committee determines otherwise, if the officer terminates employment, prior to vesting of his stock option award, the unvested portion(s) of his stock option award shall be forfeited and the employee shall have no right to the shares subject to the unvested portion(s) of the award.

The individuals and titles of the individuals currently eligible for inclusion in the incentive plan are:

Name	Title
Robert S. Thomas	CEO
James Braun	CFO & Vice President
Dennis Reed	Vice President - Sales
Earl Hines	Senior Vice President – Manufacturing
Barbara Mooty	Vice President Industry Relations & Brand Development

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The Committee, in its discretion, may determine that other officers of the Corporation may also be eligible to participate in the Plan. Participation in the Plan in any one year does not guarantee the right to participate in any other year.

I. Cash Bonuses

The cash bonuses will consist of two components, the “Base Bonus” and the “Pool Bonus.”

The “Base Bonus”

Each individual holding an officer position who is selected to participate in the Plan in 2005 (as identified above) shall be eligible to receive a cash bonus of up to 40% of his or her annual salary (as of the first day of applicable fiscal year) for meeting the specific annual goals approved by the Board. Cash bonuses shall be earned at the rate of 20% of the base salary should the company achieve 90% of the net sales and net income goals (considering each goal separately), increasing two percentage points of salary for each additional percentage point of the respective goal, to a maximum of 40% of the base salary should the Corporation reach the goals for net sales and net income. Net Income will include an accrual for both the total cash bonus under this plan and an accrual for the current year portion of compensation expense relating to the stock options awarded under the Plan. The portion of the Base Bonus determined by the “key objectives” criteria shall be awarded if the Committee determines that the specific key objectives for that executive have been meet during the period. The bonus for each executive shall be calculated as per the schedule defined in Table A below.

Table A - The Cash Incentives “Base Bonus”

Position / Target

	**** Corporate totals ****
	Net Sales	Net Income	Key Objectives
CEO	30%	50%	20%
CFO	35%	35%	30%
VP Sales	60%	20%	20%
VP IR&BD	30%	30%	40%
VP Mfg.	30%	40%	30%

EXAMPLE:

Position:	VP Sales	Base Salary:	$160,000.00

Results. The company reached 92% of the net sales goal, 100% of the net income goal, and it is determined that the executive accomplished all of the defined key objectives during the period.

Bonus calculation:

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Net Sales: 24% of salary (160,000 X .24) X .6 (the weight detailed in Table A for this criteria for this position) equals $23,040.00

Net Income: 40% of salary (160,000 X .4) X .2 ((the weight detailed in Table A for this criteria for this position) equals $12,800.00

Key Objectives: 40% of salary (160,000 X .4) X .2 ((the weight detailed in Table A for this criteria for this position) equals $12,800.00

Total bonus: $48,640.00 or 30.4% of the base salary

NO POOL BONUS DOLLARS EARNED

End of Example.

Pool Bonus.

As further incentive, the above individuals shall be eligible for additional cash bonuses based entirely on the superior performance of the Corporation in generating net income above the established goal. Net Income will include an accrual for both the total cash bonus under this Plan and an accrual for the current year portion of compensation expense relating to the stock options awarded under the plan. This is identified as the “Pool Bonus,” and shall be defined as twenty percent (20%) of the net income of the Corporation that is above the established goal. The named individuals according to the following chart, marked as “Table B”, will share the Pool Bonus.

Table B - The Cash Incentives “Pool Bonus”

A.	Officer
	CEO	30%
	CFO	15%
	VP Sales	15%
	VP Mkt.	15%
	VP Mfg.	15%
	*Discretionary	10%

*	The Discretionary portion of the Pool Bonus (other than any CEO discretionary bonus, which shall be determined by the Committee) is to be distributed based upon the recommendation of the CEO and approval by the Committee to one or more Corporation employees holding the positions identified above who have made an outstanding contribution to the Corporation’s success during the period.

Notwithstanding the foregoing, unless the Committee determines otherwise, should an officer terminate employment prior to the end of the time period over which the Pool Bonus or Base Bonus is achieved, his applicable percentage shall be forfeited back to the Company.

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EXAMPLE:

Position:	VP Sales	Base Salary:	$160,000.00

Results. The company exceeded the revenue goal, which results in an additional one million dollars in net income, and it is determined that the executive accomplished all of the defined key objectives during the period.

Bonus calculation: Base bonus

Net Sales: 40% of salary (160,000 X .4) X .6 (the weight detailed in Table A for this criteria for this position) equals $38,400.00

Net Income: 40% of salary (160,000 X .4) X .2 (the weight detailed in Table A for this criteria for this position) equals $12,800.00

Key Objectives: 40% of salary (160,000 X .4) X .2 (the weight detailed in Table A for this criteria for this position) equals $12,800.00

Base bonus: $64,000.00 or 40% of the base salary

Pool bonus: (1,000,000 X .2) X .15 (as defined in Table B) equals $30,000

Total Bonus $94,000.00 or 59% of base salary

II. Stock Option Awards

As additional incentive and motivation, and to provide for stability and continuity of service among the senior leadership of the Corporation, the Board of Directors hereby establishes an annual pool of stock options for the senior managers of the Corporation. That pool of options shall be no less than 20,000 and no greater than 250,000 shares for 2005, to be determined by the performance of the Corporation as measured against the annual goals as established by the Board of Directors. The criteria to be used to determine the level of annual award to the option pool shall be based solely on the actual Net Income of the Corporation, as defined according to Table C below. Net Income will include an accrual for both the total cash bonus under this plan and an accrual for the current year portion of compensation expense relating to the stock options awarded under the plan.

Table C – Stock option Awards

Table C
Outcome equal to achieving 90% of goal	Pool Award = 20,000 shares
Outcome equal to achieving 100% of goal	Pool Award = 50,000 shares

The Pool Award shall increase by 5,000 shares for each outcoming achieving an additional increment of 5% above the goal up to a maximize Pool Award of 250,000 shares for the achievement of Net Income in excess of 300% of the goal. Thus, for example:

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Outcome equal to achieving 108% of goal	Pool Award = 55,000 shares
Outcome equal to achieving 201% of goal	Pool Award = 150,000 shares

Outcome equal to achieving 300% or greater of goal -Maximum Pool Award = 250,000 shares

Distribution of Option Awards

Officer	Percent of Pool
CEO	25%
CFO	15%
VP Sales	15%
VP Mkt.	15%
VP Mfg.	15%
*Discretionary	15%

*	The Discretionary portion of the Pool Bonus (other than any CEO discretionary bonus, which shall be determined by the Committee) is to be distributed based upon the recommendation of the CEO and approval by the Committee to one or more Corporation employees holding the positions identified above who have made an outstanding contribution to the Corporation’s success during the period.

III. Terms and Conditions of the Plan

Unless otherwise stated, the following terms and conditions apply to any incentives awarded under the Plan:

A. Administration of the Plan

1. The Plan shall be administered by the Board or, upon its delegation, by the Committee. For the purposes of the Plan, the term “Committee” shall, unless otherwise required by applicable law, refer to the Board and, upon its delegation to the Committee of all or part of its authority to administer the Plan, to the Committee.

2. In addition to action by meeting in accordance with applicable law, any action of the Committee with respect to the Plan may be taken by a written instrument signed by all of the members of the Committee and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority (a) to determine all matters relating to any awards under the Plan, including selection of individuals to be granted awards, the types of awards, the number of shares of Common Stock, if any, subject to an award, and all terms, conditions, restrictions and limitations of an award; (b) to prescribe the form or forms of any agreements, if any, evidencing any awards granted under the Plan; (c) to establish, amend and rescind rules and regulations for the administration of the Plan; and (d) to construe and interpret the Plan and any agreements evidencing awards granted under

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the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. In addition, except to the extent otherwise required under Internal Revenue Code (“Code”) Section 409A, related regulations or other guidance, the Committee shall have authority, in its sole discretion, to accelerate the date that any award that was not otherwise exercisable or vested shall become exercisable or vested in whole or in part without any obligation to accelerate such date with respect to any other awards granted to any recipient. In addition, the Committee shall have the authority and discretion to establish terms and conditions of awards (including but not limited to the establishment of subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.

B. Board Authority to Reduce or Eliminate Awards

The Committee shall have full authority to reduce or eliminate all awards hereunder. Unless the Committee determines otherwise, a participant who terminates employment for any reason prior to the completion of the time period on which an award is based or vesting period applicable to the award shall not be eligible for the award.

C. Source of Stock option Awards

Any stock option awards made under the Plan are issued under and pursuant to the 1997 Omnibus Stock Plan of Charles & Colvard, Ltd. as amended (“Omnibus Plan”). With respect to any stock option awards made under the Plan, all terms, conditions, and requirements of the Omnibus Plan are incorporated into the Plan by reference. For any stock option awards, to the extent that there is a contradiction between the Plan and the Omnibus Plan or an ambiguity as to the provisions of the Plan, the terms of the Omnibus Plan shall control. All shares issued under the Plan are drawn from the shares reserved under the Omnibus Plan for issuance of awards (see section 4 of the Omnibus Plan).

D. Compliance with Code Section 409A

1. Notwithstanding any other provision in the Plan or an award to the contrary, if and to the extent that Section 409A of the Code is deemed to apply to the Plan or any award granted under the Plan, it is the general intention of the Corporation that the Plan and all such awards shall comply with Code Section 409A, related regulations or other guidance, and the Plan and any such award shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares issued under the Plan in a manner that would cause Code Section 409A to apply shall not be permitted. Without in any way limiting the effect of the foregoing, in the event that Code Section 409A, related regulations or other guidance require that any special terms, provisions or conditions be included in the Plan or any award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or award, as applicable. Further, in the event that the Plan or any award shall be deemed not to comply with Code Section 409A or any related regulations or other guidance, then neither the Corporation, the Board nor its or their designees or agents shall be liable to any participant or other person for actions, decisions or determinations made in good faith.

2. Without limiting the effect of Section D.1., herein, except to the extent otherwise required or permitted under Code Section 409A, related regulations or other guidance,

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distributions of awards under the Plan must be made no later than the later of (a) the date that is 2 1/2 months from the end of the employee’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; or (b) the date that is 2 1/2 months from the end of the Corporation’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

E. Applicable Law

The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflicts of laws provisions of any state, and in accordance with applicable federal laws of the United States.

F. Amendment and Termination of the Plan

1. The Plan and any award may be amended or terminated at any time by the Board or the Committee. No action to amend or terminate the Plan or an award shall permit the acceleration of the time or schedule or any payment of amounts deemed to involve the deferral of compensation under Code Section 409A, except as may be otherwise permitted under Section 409A, related regulations or other guidance.

2. Without limiting the effect of Section F.1., herein, the Board shall have unilateral authority to amend the Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but not limited to Code Section 409A, federal securities laws or related regulations or other guidance).

G. No Right or Obligation of Continued Employment

Nothing contained in the Plan shall require the Corporation or a related corporation to continue the employment or service of an employee, nor shall any such individual be required to remain in the employment or service of the Corporation or a related corporation.

H. Compliance with Laws

The Board may impose such restrictions on any shares or other payments or awards hereunder as it may deem advisable, including without limitation restrictions under the Securities Act of 1933, as amended (the “Securities Act”), under the requirements of any stock exchange or similar organization and under any blue sky, state or foreign securities laws applicable to such shares. Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). The Corporation may cause a restrictive legend to be placed on any certificate issued hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

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I. Unfunded Plan; No Effect on Other Plans

1. The Plan shall be unfunded, and the Corporation shall not be required to create a trust or segregate any assets that may at any time be represented by awards under the Plan. The Plan shall not establish any fiduciary relationship between the Corporation and any employee or other person. Neither an employee nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Corporation or any related corporation, including, without limitation, any specific funds, assets or other property that the Corporation or any related corporation, in their discretion, may set aside in anticipation of a liability under the Plan. A participant shall have only a contractual right to the Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Corporation or any related corporation. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

2. The amount of any compensation deemed to be received by a participant pursuant to an award shall not constitute compensation with respect to which any other employee benefits of such participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Board or Committee.

3. The adoption of the Plan shall not affect any other compensation plans in effect for the Corporation or any related corporation, nor shall the Plan preclude the Corporation from establishing any other forms of compensation for employees or service providers of the Corporation or any related corporation.

J. Withholding; Tax Matters

1. The Corporation shall withhold, or shall require the participant to pay the Corporation in cash, the amount of any local, state, federal, foreign or other tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of the participant.

2. The Corporation makes no warranties or representations with respect to the tax consequences (including but not limited to, income tax consequences) related to the transactions contemplated by this Plan. A participant should consult with his or her own attorney, accountant, and/or tax advisor regarding the decision to participate in the Plan and the consequences thereof. The Corporation has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for any participant.